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                            EXECUTIVE EMPLOYMENT AGREEMENT


THIS AGREEMENT is dated as of November 15, 1997, ("Effective Date"). The parties to this Agreement ("Parties") are PEGASUS GOLD INC., a British Columbia company with its principal office in Spokane, Washington ("Pegasus"), PEGASUS GOLD CORPORATION, a Nevada corporation with its principal office in Spokane, Washington (the "Corporation") (collectively "Company"), and WERNER G. NENNECKER of Spokane, Washington ("Executive").


                                       RECITALS

A. Executive is presently the President and Chief Executive Officer of Pegasus and the Corporation. The Parties desire to define and set forth the current duties and responsibilities of Executive in all his capacities with Company;

B. In consideration of Executive's agreement to remain in the employ of Company for a period of twenty-four (24) months from the date hereof, and further, in consideration of Executive's agreement to relocate, as necessary and at the Company's expense, to any new Corporate headquarters location regardless of where situated, and further, in consideration of Company's desire to further induce Executive to continue active participation in the business of Company; and

C. In consideration of the mutual promises, covenants, agreements and undertakings contained in this Agreement, the Parties hereby contract and agree as follows:

                                      AGREEMENT

SECTION 1.     EMPLOYMENT

1.1 SPECIFIC SERVICES. Company employs Executive as its President and Chief Executive Officer and Executive hereby accepts such employment and agrees to devote all of his efforts for the benefit of Company and to faithfully, industriously and, to the best of his ability, experience and talents, perform all of his required and assigned duties. Executive shall perform the duties of President and Chief Executive Officer subject to the general supervision of and pursuant to the orders, advice and direction of Pegasus' Board of Directors (the "Board").

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1.2  ADDITIONAL SERVICES.  Executive shall also render such other reasonable and unrelated services and duties as may be assigned to him from time to time by the Board and accepted by Executive.

SECTION 2.     TERM OF EMPLOYMENT

The term of employment of Executive commenced December 1, 1992 pursuant to an Employment Agreement dated as of January 29, 1993 and will continue under the provisions of this Agreement as of the Effective Date until terminated as provided in SECTION 5.

SECTION 3.     COMPENSATION

3.1. SALARY. Unless and until Executive's employment with Company is terminated pursuant to SECTION 5, Company will pay Executive, and Executive will accept from Company, compensation at a minimum annual base salary, before all customary and proper payroll deductions, of (currently) US$350,000.00, prorated and payable semi-monthly or on such other basis as Parties may hereafter agree. Such minimum compensation may be adjusted for merit or other reasons as determined by the Board, or any Committee thereof having such authority.

3.2 VACATION. Executive will be entitled to vacation periods in line with the policies of Company applicable to exempt employees; PROVIDED, HOWEVER, that Executive shall be entitled to a minimum paid vacation of five (5) weeks in any calendar year. If Executive does not use all vacation days in any calendar year, Executive will be permitted to carry over those vacation days into subsequent years, consistent with Company policy.

3.3 DEFINITION OF ANNUAL SALARY. For purposes of this Agreement, the term Annual Salary for any year means Executive's annual base salary, before all customary and proper payroll deductions, plus 100 percent of his target bonus (currently 80 percent of annual base salary) for such year, as such amounts are established by resolution of the Board, or any Committee thereof having such authority.

SECTION 4.     OTHER BENEFITS

4.1 GENERAL. In addition to the compensation as provided in SECTION 3 hereof and unless and until Executive's employment with Company is terminated pursuant to SECTION 5, Company will at its expense provide Executive with the following additional benefits:

     (i) Availability and use of a Company automobile of a value of approximately US$30,000.00;

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     (ii)   Disability Insurance sufficient to provide disability benefits in an amount commensurate with Executive's salary and position, and not materially inconsistent with other Company disability plans, premiums for which are paid by the Company. For purposes of this Agreement, "disability" means a condition of physical or mental illness or impairment that renders Executive to be totally incapable of performing full-time duties, which condition, as diagnosed by a licensed medical doctor, is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

     (iii) Participation in all other of Company's benefit plans, including medical, dental, vision, 401(k), pension, bonuses and any and all other plans that may be made available to employees;

     (iv) Parking in the building where Company's offices are located or, if such parking is not available, near Company's offices;

     (v)    Assistance in annual tax preparation and estate planning;

     (vi) Payment of dues in professional associations as may be required to maintain Executive's membership in those associations and the privilege of attending appropriate seminars, conferences and educational programs as may be necessary;

     (vii) Membership in one (1) country club and one (1) athletic club and payment of dues for such memberships;

     (viii) Reimbursement for all expenses incurred in connection with the performance of services to Company, including entertainment and travel and other expenses incidental to the duties undertaken hereunder; PROVIDED, HOWEVER, that such expenses will be reasonable and necessary and that Executive shall submit bills and vouchers supporting requests for reimbursements in accordance with Company's policies;

     (ix) Appropriate office and staff assistance in Spokane, Washington, which it is agreed shall be the place of principal employment during the term of this Agreement;

     (x) Such directors and officers liability insurance as may be available to adequately provide both insurance coverage and reimbursement of legal cost for any actions brought against Executive for any of his activities for and on behalf of and while in the employment of, Company; and


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     (xi)   An option to acquire 40,000 shares of Pegasus' common stock (which option has already been granted) and any additional options which from time to time may be granted.

4.2 LIFE INSURANCE. The Company shall purchase an insurance policy on the life of Executive in an amount not less than three (3) times his Annual Salary (as this term is defined in Section 3.3), with the beneficiary to be designated by Executive. In the event Employee terminates his employment with the Company for any reason other than death, the policy (along with all obligations for subsequent premium payments, notifications and the like) shall be assigned to Executive at the time of his termination at no cost to Executive, but with no further obligation on the Company with respect to the policy. To the extent such policy premium payments are considered compensation to Executive, his salary shall be "grossed up" to reimburse him for such personal income taxes as may be due on the value of such premium payments.

SECTION 5.     TERMINATION

Executive's employment with Company may be terminated as follows:

     (i)    By mutual agreement of the Parties;

     (ii) Voluntarily by Executive (including retirement and including Good Reason outside of a Change of Control, but other than for Good Reason pursuant to a Change of Control, as those terms are defined in SECTION 6.4), subject to the provisions of SECTION 6.1 and upon at least three (3) months prior written notice of termination by Executive to Company;

     (iii) By Company without cause, subject to the provisions of SECTIONS 6.2 and 6.4 and upon at least three (3) months prior written notice of termination by Company to Executive;

     (iv) By Company for cause as that term is defined in SECTION 10, subject to the provisions of SECTION 6.1;

     (v) Immediately upon the death or disability of Executive, subject to the provisions of SECTION 6.3; or

     (vi) Immediately for Good Reason upon a Change of Control, subject to the provisions of SECTION 6.4.


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SECTION 6.     SEVERANCE COMPENSATION

6.1. TERMINATION OF EXECUTIVE OR BY COMPANY FOR CAUSE. If Executive shall voluntarily terminate his employment under this Agreement pursuant to clause (i) of SECTION 5.1, or if the employment of Executive is terminated by Company for cause (as defined in SECTION 10), then all compensation and benefits as heretofore provided in SECTIONS 3 AND 4 will terminate immediately upon the effective date of such termination and Executive will not be entitled to, and will not receive, any special severance compensation from Company.

6.2. TERMINATION BY COMPANY WITHOUT CAUSE. If Company shall terminate Executive's employment for any reason except cause (as defined in SECTION 10) then, on the effective date for such termination, Company will pay Executive, in one lump sum cash payment, an amount equal to three (3) times Executive's Annual Salary (as defined in SECTION 3.3). Additionally, Company will continue to provide Executive with the same level of employee benefits, as if Executive were still an employee of Company, for a period of two (2) years from the effective date of Executive's employment termination or until better benefits are provided to Executive by a new employer, whichever occurs first. All outstanding stock options respecting Company stock held by Executive at the effective date of termination will become immediately exercisable at such time, regardless of any other vesting provision, and may continue to be held and exercised by Executive in accordance with the remaining terms of such options. Company also will provide Executive with employment search assistance, by a firm mutually acceptable to Company and the Executive, to secure comparable employment, and will pay the cost of such assistance in an amount not to exceed US$25,000.00.

6.3 TERMINATION BY DEATH OR DISABILITY. If Executive dies or becomes disabled before his employment is otherwise terminated, in addition to payments otherwise provided through insurances under Section 4.1 (ii) and 4.2, Company will immediately pay an amount of compensation equal to six (6) months' Annual Salary (as defined in SECTION 3.3) as if Executive had been terminated without cause and all employee benefits theretofore provided to Executive will be continued for a period of one
       (1) year from the date of death or disability as if Executive was still an employee of Company. If such termination is due to Executive's death, payment will be made in one lump sum to his beneficiary, to be named in writing by Executive upon signing this Agreement, which designation may be changed at any time by written notice signed by Executive and delivered to the Secretary of Company; if no named beneficiary survives Executive, the entire amount will be paid to his estate. If such termination is due to Executive's disability, payment will be made in one lump sum to Executive.


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6.3.1. CONSTRUCTIVE TERMINATION BY THIRD PARTIES  In the event Executive is taken hostage or otherwise wrongfully imprisoned or restrained, against his will and beyond his control, by a third party, all salary and benefits under this Agreement shall continue until such time as Company may reasonably make the determination that Executive is unlikely to return to his position. At that time, Company may elect to make payment to Executive's designated beneficiary in accordance with SECTION 6.3 hereof.

6.4    TERMINATION FOLLOWING CHANGE OF CONTROL.

6.4.1. "CHANGE OF CONTROL." For purposes of this Agreement, a Change in Control will be deemed to have occurred if:

       (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act of 1934 (the "Exchange Act"), other than Pegasus is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange
               Act), directly or indirectly, of securities of the Pegasus, or of the Corporation, representing 25 percent or more of the combined voting power of the then outstanding securities entitled to vote in the election of directors of Pegasus, or of the Corporation, as the case may be; or

       (ii) during any period of two (2) consecutive years (not including any period prior to the Effective Date of this Agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the shareholders of Pegasus, or of the Corporation, as the case may be, was approved by a vote of at least three quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

       (iii) upon a sale of all or substantially all of the assets of the Company.

6.4.2. SEVERANCE PAYMENT. Irrespective of any other provisions in this Agreement regarding termination, if either of the events described above constituting a Change in Control shall have occurred, upon the subsequent termination of Executive's employment (unless such termination is because of Executive's death or disability, by the Company for cause or by Executive other than for Good Reason (as that term is defined in SECTION 6.4.3 below)) Executive will be entitled to and will receive no later than the fifth (5th) day following the date of termination a lump sum severance payment


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equal to three (3) times Executive's then current Annual Salary (as defined in
SECTION 3.3). In addition, all benefits then applicable to Executive shall be continued for a period of thirty-six (36) months.

6.4.3. "GOOD REASON." For purposes of this Agreement, the term "Good Reason" means, without Executive's express written consent, any of the following:

       (i) the assignment to Executive of any duties inconsistent with Executive's status as President and Chief Executive Officer of Company, or Executive's removal from such position, or a substantial alteration in the nature or status of Executive's responsibilities from those in effect immediately prior to the Change in Control;

       (ii) a reduction by Company in Executive's Annual Salary as in effect on the date hereof or as the same may have been increased from time to time or a failure by Company to increase Executive's salary at a rate commensurate with that of other key executives of Company;

       (iii) the relocation of the office of Company where Executive is employed at the time of the Change in Control (the "CIC Location") to a location more than fifty (50) miles away from the CIC Location or the Company's requiring Executive to be based more than fifty (50) miles away from the CIC Location (except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations just prior to the Change in Control);

       (iv) the failure by Company to continue to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of Company's life insurance, medical, health and accident, disability, deferred compensation, pension, or savings plans in which Executive was participating at the time of the Change in Control, the taking of any action by Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control, or the failure by Company to provide Executive with the number of paid vacation days to which Executive has been entitled at the time of the Change in Control; or

       (v) the failure of Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement or, if the business of Company for which Executive's services are principally performed is sold at any time after a Change in Control, the purchaser of such business shall fail to agree to provide Executive with the same or a


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               comparable position, duties, salary and benefits as provided to
               Executive by Company immediately prior to the Change in Control.

6.4.4. ADDITIONAL BENEFITS. In the event of termination of Executive's employment upon a Change in Control (as defined in SECTION 6.4.1), either by Company without cause or by Executive for Good Reason (as defined in SECTION 6.4.3), and in addition to the severance payment provided in SECTION 6.4.2., Executive shall be entitled to the following:

       (i) Employment search assistance to secure other comparable employment, for a period not to exceed one (1) year or until such comparable employment is found, whichever is the sooner, with the fees for such assistance paid by the Corporation;

       (ii) Protection for the sale of Executive's residence in an amount equal to the difference between (A) the sales price net of all selling expenses and (B) the sum of the original purchase price, plus major improvements; and

       (iii) Payment of the cost of a one time move to a new location in the event such a move becomes necessary in order for Executive to accept new employment.

6.4.5. ADDITIONAL PAYMENTS. If as a result of the payment to Executive of any benefit under SECTION 6.4, Executive shall be obligated to pay any excise tax under Section 4999 of the Internal Revenue Code, or any successor provision or similar provision of federal, state or local tax law relating to changes in control, Company will pay to Executive within ten (10) days after a written demand therefor, the amount of such excise tax, plus the amount of all federal, state and local income taxes payable on such excise tax and on such income tax, applying Executive's marginal income tax rates. If Company has made such payments and subsequently Executive shall become entitled to a refund of any excise tax, or income tax payable with respect to such excise tax (or income tax on such income tax), Executive will pay, within ten (10) days after receipt of such refund, the amount of such refund to Company, together with interest at six percent (6%) per annum from the date of receipt of such refund.

SECTION 7.     NON-TRANSFERABILITY

This is a personal agreement. None of Executive's rights, benefits or interests hereunder may be subject to sale, anticipation, alienation, assignment, encumbrance, charge, pledge, hypothecation, transfer, or set-off in respect of any claim, debt or obligation or to execution, attachment, levy or similar process, or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.


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SECTION 8.     CHOICE OF LAW

It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Washington and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Washington shall be applicable and shall govern, to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

SECTION 9.     BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of Company, its successors or assigns, and to Executive, and his personal representatives, heirs, executors and administrators.

SECTION 10.    DEFINITION OF CAUSE.

10.1. DEFINITION OF CAUSE. For purposes of this Agreement, the term "cause," when used as a basis for Company to terminate the Executive's employment means (i) the willful and continued failure by Executive to substantially perform his duties, after demand for substantial performance is delivered by Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties, (ii) the willful engagement by Executive in misconduct that is materially injurious to Company, monetarily or otherwise, or (iii) the willful violation by Executive of the provisions of this Agreement.

10.2 NOTICE OF TERMINATION. Notwithstanding the foregoing, Executive will not be deemed to have been terminated for cause unless there shall have been delivered to Executive a copy of a notice of termination from Company and, after reasonable written notice, Executive and his counsel have been given an opportunity to be heard by the Board and thereafter a resolution is duly adopted by the directors of Pegasus then in office to the effect that, in the good faith opinion of such directors, the Executive was guilty of conduct set forth above, which resolution shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provisions so indicated.

SECTION 11.    DIRECTORSHIPS

Executive shall be entitled to accept positions as director of other corporations, whether such corporations are engaged in the mining industry or not, provided Executive's


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proposed service as such director is first approved by Company, which approval shall not be unreasonably withheld.

SECTION 12.    REPRESENTATIONS

Pegasus and the Corporation jointly and severally represent and warrant to the Executive, with the intent that Executive shall rely on such representations and warranties in entering into this Agreement, as follows:

       (i) The common shares of Pegasus are listed for trading on the Toronto Stock Exchange, Montreal Exchange and American Stock Exchange; and

       (ii) The financial statements, reports, and other information provided by Company and their respective officers and employees, both orally and in writing, constitute fair and accurate disclosures of the status of the affairs of Company, and Company do not know of any other information which, if disclosed to the Executive, might reasonably be expected to cause Executive to refrain from accepting employment with Company or affect the value of Pegasus' shares.

SECTION 13.    CONFIDENTIALITY

Executive agrees that, except as required for the performance of his duties, obligations and responsibilities hereunder, he will not at any time during the term of this Agreement or thereafter divulge to any person, firm or corporation any Confidential Information received by him during the course of his employment and all such Confidential Information shall be kept confidential and deemed to be the property of Company. For the purpose of this provision, the term "Confidential Information" means information known to Executive as a consequence of his employment by Company and not generally known in the industry in which Company is engaged or not otherwise available to third parties from sources unrelated to or controlled by Company.

SECTION 14.    SUPERSEDING EFFECT

This Agreement replaces and supersedes the Employment Agreement dated as of January 29, 1993 and the Executive Employment Agreement dated July 29, 1996 among the parties relating to Executive's employment.


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IN WITNESS WHEREOF, the parties have executed this Agreement at Spokane,
Washington as of the day and year first above written.

                                   PEGASUS GOLD INC.


                                   By
                                     -------------------------------------------
                                      Fred C. Schulte, Chairman of the Board


                                   By
                                     -------------------------------------------
                                      Robert A. Lonergan, Senior Vice President,
                                      General Counsel and Secretary

                                   PEGASUS GOLD CORPORATION


                                   By
                                     -------------------------------------------
                                      Robert A. Lonergan, Senior Vice President,
                                      General Counsel and Secretary

                                   EXECUTIVE:

                                   By
                                     -------------------------------------------
                                   Name:     WERNER G. NENNECKER
                                        ----------------------------------------

                                   Address:   601 WEST FIRST AVENUE, SUITE 1500
                                           -------------------------------------

                                   City, State:   SPOKANE, WASHINGTON   99204
                                               ---------------------------------

                                   Telephone Number:    509/625-3521
                                                    ----------------------------

                                   SS#:            ###-##-####
                                       -----------------------------------------

                              DESIGNATION OF BENEFICIARY

On this 15th day of November, 1997, Executive hereby designates Karen Nennecker, his wife, as his beneficiary for purposes of receiving, upon his death, compensation and benefits under SECTION 6.3, hereof.

                                        By
                                          --------------------------------------
                                                  Werner G. Nennecker


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